Ex 99-B.4.67

                    Aetna Life Insurance and Annuity Company

                                   Endorsement


The Contract or Certificate is endorsed to add the following provisions. Any previous references to GET or the Aetna GET Fund (GET) will not apply to any GET series offered on or after June 1, 1999.

Aetna GET Fund

     Each Aetna GET Fund series is a separate Fund.

Aetna GET Fund Offering Period (Offering Period)

     The period, usually from one to three months, during which Owners/Contract Holders/Certificate Holders, whichever applies, may transfer or deposit amounts to an Aetna GET Fund series. Each Aetna GET Fund series has a specified Offering Period. Amounts transferred or deposited prior to the date on which the Guarantee Period begins are invested in money market instruments.

     Aetna reserves the right to state the minimum amount Owners/Contract Holders/Certificate Holders, whichever applies, may transfer or deposit to each Offering Period. Aetna also reserves the right to extend an Offering Period or accept transfers or deposits to an Aetna GET Fund series during the series' Guarantee Period.

     Aetna reserves the right to specify a minimum total asset amount required at the end of an Offering Period to continue to offer an Aetna GET Fund series. If the minimum is not achieved or if the Fund's Board of Trustees determines due to unfavorable market conditions not to operate the GET Fund series in accordance with its investment objective and strategies, Aetna reserves the right not to begin the Guarantee Period.

     If the Guarantee Period will not commence, Aetna will send written notice to all Owners/Contract Holders/Certificate Holders who have made transfers or deposits to that Aetna GET Fund series. Notice will be mailed no later than 15 calendar days after the end of the Offering Period. Owners/Contract Holders/Certificate Holders then have 45 calendar days from the end of the Offering Period to redirect amounts in the terminated Aetna GET Fund series to one or more investment options available under the Contract. During this time, GET Fund assets are invested in money market instruments. If no election is made by the end of the 45-day period, at the next Valuation Period, Aetna will transfer the amount in the terminated Aetna GET Fund series to the money market fund investment option available under the Contract.

     Aetna reserves the right to specify a maximum total asset amount for an Aetna GET Fund series. If the maximum is achieved, Aetna also reserves the right to set a date on which it will stop accepting transfers or deposits for that Aetna GET Fund series.

Aetna GET Fund Reinvestment

     In the event of a Contract surrender and reinstatement (if available under the Contract), amounts attributable to GET will be reinstated to a GET series if an Offering Period is available. If no GET series Offering Period is available, amounts will be reallocated among the other available investment options under the Contract in which the Owner/Contract Holder/Certificate Holder was invested, on a proportionate basis.

Aetna GET Fund Guarantee Period (Guarantee Period)

     For each Aetna GET Fund series, the period for which the Aetna GET Fund Guarantee applies. The Guarantee Period ends on the Maturity Date.










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Aetna GET Fund Maturity Date (Maturity Date)

     The date on which a series' Guarantee Period ends and GET Fund Record Units for the series are liquidated.

     Prior to the Maturity Date for each Aetna GET Fund series, Aetna sends a written notice of the date to all Owners/Contract Holders/Certificate Holders, whichever applies, who have Current Value in that series. Owners/Contract Holders/Certificate Holders must then inform Aetna of the investment option(s) to which to transfer that Current Value. If an Owner/Contract Holder/Certificate Holder does not make an election, on the Maturity Date Aetna will transfer the Current Value to the then available Aetna GET Fund series, if an Offering Period is available. If no Offering Period is available, Aetna will transfer the Current Value to the fund or funds designated by Aetna in the written notice.

Aetna GET Fund Guarantee

     On the Maturity Date of each Aetna GET Fund series, the GET Fund Record Unit Value for that series will not be less than the GET Fund Record Unit Value determined at the close of business on the last day of the Offering Period. If necessary, Aetna will transfer funds from its General Account to the Separate Account to offset any shortfall in the GET Fund Record Unit Value. The Aetna GET Fund Guarantee does not apply to withdrawals or transfers made before the Maturity Date.

     If Aetna GET Fund Record Units are adjusted at any time during an Aetna GET Fund Guarantee Period, the Aetna GET Fund Guarantee will be restated. The restated Aetna GET Fund Guarantee will be calculated so that it is equivalent to the original Aetna GET Fund Guarantee for that series.

Charge for Aetna GET Fund Guarantee

     The Separate Account or Fund Investment Increment or Net Return Factor(s) or Net Return Rate will be minus a fee for the Aetna GET Fund Guarantee which is deducted daily during the Guarantee Period. The fee is determined prior to the beginning of each series' Offering Period.

     The daily charge for the Aetna GET Fund Guarantee for each series offered on or after June 1, 1999 will be at an annual rate of no more than 0.75%.

Aetna GET Fund Transfer or Withdrawal

     A transfer or withdrawal from an Aetna GET Fund series before the Maturity Date will be based on the GET Fund Record Unit Value for the next Valuation Period following the date on which Aetna receives a transfer request in good order at its home office.

Endorsed and made part of the Contract or Certificate on June 1, 1999 or on the Effective Date, whichever is later.




                             /s/ Thomas J. McInerney
                             ----------------------------------------
                                 President
                                 Aetna Life Insurance and Annuity Company







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